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                                                                   EXHIBIT 10.10


                                   AGREEMENT

This agreement is made and entered into this 1st day of October, 1995 between AMERICAN EUROPEAN MIDDLE EAST CORPORATION, LLC (hereinafter referred to as "AEMEC"), a limited liability company of the State of Georgia, United States of America, headquartered in Dubai, United Arab Emirates and MIDDLE EAST COLLEGES, LTD. (hereinafter referred to as "MEC"), a B.V.I. company headquartered in Dubai, United Arab Emirates.

WITNESSETH:

WHEREAS, AEMEC is a subsidiary of American European Corporation, a corporation of the State of Georgia, United States of America, which owns and operates degree granting institutions in Atlanta, Los Angeles and London known as The American College (hereinafter referred to as "TAC"),offering courses of study in business administration, commercial art, fashion design, fashion merchandising, video production and interior design, which institutions are accredited by the Commission of Colleges ("COC"), Southern Association of Colleges and Schools ("SACS"); and

WHEREAS, AEMEC desires to establish a branch institution of higher education in the Emirate of Dubai, United Arab Emirates to be known as The American University in Dubai (hereinafter referred to as "AUD"), offering an accredited program of courses in the same areas of study as those offered by TAC and such other programs as may be agreed upon; and MEC desires to support and cooperate in this initiative and;

WHEREAS, This Agreement has been drafted with the intention to comply with the requirements of COC and SACS, as contained in the Criteria For Accreditation and the Guidelines, and reflects the concept that AEMEC, will control, manage, operate all aspects of AUD by virtue of its expertise, experience, curriculum, policies, procedures and administrative and educational acumen, and MEC will provide the physical facilities, equipment, materials and remaining services necessary to operate AUD, for which MEC will be reimbursed or compensated as herein set forth. In the event that it is determined that this Agreement does not comply with or meet the COC/SACS requirements, both parties agree to modify this Agreement or enter into such new agreement as may be necessary to qualify for and maintain SACS accreditation.

NOW THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration the parties agree:

1        Effective Date. The effective date of this Agreement is February 1,
1995. This Agreement is intended to represent what has been the working relationship of the parties; however, to the extent any of the procedures of the parties have not been in accord with the provisions of the Agreement, such procedures shall be modified retroactive to February 1, 1995; and this Agreement supersedes all prior agreements whether written or oral heretofore governing the business relationship of AEMEC and MEC.

2        Duties and Responsibilities. MEC will provide the cash capital contributions for the physical premises and other items necessary for the establishment of the University, including classrooms, administrative offices, laboratories, studios, library, dormitories, student lounges


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and all related furniture, fixtures, equipment, supplies, textbooks, library books, computers, sewing machines, video equipment and other learning resources and related improvements and materials, in a "turn-key" condition, as specified in the "Capital and Start-up Budget" attached hereto as Exhibit "A", and the replacement (except for items the replacement of which shall be paid by insurance proceeds), refurbishment and other items of a capital nature necessary to maintain all of the foregoing to a high standard consistent with the Atlanta, London and Los Angeles campuses of TAC and the accreditation requirements of COC/SACS. Except as otherwise provided herein, all of the foregoing items of property shall be considered MEC's property at all times. In addition to the foregoing, MEC will arrange for all required government licenses and approvals, at its sole cost and expense, and at all times provide adequate funds to operate and maintain AUD as required by the annual Operating Budgets referred to in the Financial Operations Agreement between the parties of even date herewith (the "Operations Agreement") and to meet all physical standards required to meet and maintain COC/SACS Criteria, as determined by AEMEC and as otherwise more particularly set forth in this Agreement, and to fund expansion costs needed to accommodate enrolment growth. MEC further acknowledges that all funds collected from students in advance of their being earned will be deposited in a special account designated as "Advance Tuition Account". Funds may only be withdrawn from this account and used for school operating expenses as the tuition to which they apply is earned on a weekly basis.

         MEC will secure for the benefit of AUD a leasehold in the physical premises and facility, the location and specifications of which shall be approved by AEMEC, on an arm's-length basis, and shall make available said premises and facility to AEMEC for the use and operation of AUD "at cost" to MEC, and such lease payments shall be considered an operating expense for the purpose of determining Distributable Cash Flow, as defined in Exhibit "B" attached hereto. In the event MEC elects to purchase rather than lease the premises, AEMEC shall have the right to acquire a thirty five percent (35%) interest in such property on the same basis as MEC.

         MEC shall be entitled to reimbursement of one hundred percent (100%) of all payments made by MEC on behalf of AUD during the first academic term (ie., the period beginning October 1, 1995 and ending December 31, 1995), which are considered "operating expenses," including without limitation, relocation costs and airfare of all employees, rent charges paid in advance for the University premises or housing facilities and Vice President and Director of Admissions salary for the recruiting effort from May 15, 1995 to September 15, 1995.

         AEMEC shall have exclusive control of the operations and management of AUD's business and the administration of its academic programs, as set forth more specifically in this Agreement and the Financial Operations Agreement, and without limiting the generality of the foregoing shall provide the following services:

         (a) The establishment of academic programs including the development of study curricula, establishing faculty requirements and implementation of educational programs.

         (b) The determination of administrative needs and the hiring of administration staff, including the college President.


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         (c) The establishment of student qualification criteria including the establishment of standards for the transfer of students to other TAC campuses.

         (d) The preparation and establishment of annual Operating Budgets for AUD.

         (e) All other customary activities necessary to the operation of an institution of higher learning.

         (f) Notification to the Commission on Colleges, Southern Association of Colleges and Schools of the developments relative to the establishment of AUD.

         (g) Exercise its best efforts to take all appropriate steps to meet on a continuous basis all standards and criteria established from time to time by the Commission on Colleges of the Southern Association of Colleges and Schools.

         Any out-of-pocket expenses incurred by AEMEC for accreditation visits will be an expense of AUD, including all travel, per diem and housing expenses of the SACS visit team and travel, per diem and housing expenses of personnel of AEMEC or any of its affiliates which might be required as a part of the accreditation visits. Travel, per diem and housing expenses of personnel of AEMEC or any of its affiliates at all other times will be handled in a manner consistent with the normal accounting procedures of TAC. It is expressly understood that all cost of personnel salaries of AEMEC and its affiliates participating in accreditation activities are to be borne entirely by AEMEC, unless such personnel are employed substantially full-time on behalf of AUD.

         MEC will be responsible for all working capital needs of AUD in connection with compliance with the accreditation standards and criteria as set forth by SACS.

         AEMEC shall assist in the marketing of AUD's programs and the recruitment of students, including the preparation and production of catalogs and related promotional materials. It is understood by the parties any costs associated with the international advertising or promotion of AUD shall not be charged to AUD unless such costs are specifically related to AUD and are independent of other TAC campuses.

         It is agreed that, the initial administrative officers of AUD will be Mark A Barnette, President, and Elias Bou-Saab, Executive Vice President and Director of Admissions. It is further agreed that at all times MEC shall have the right to appoint a successor to Elias Bou-Saab acceptable to AEMEC to facilitate the execution of MEC's responsibilities to AUD; whose duties and compensation shall be commensurate with those of the present MEC representative.

3        Term. The term of this Agreement shall commence the 1st day of
February, 1995, and shall end twenty (20) years following the commencement date of the first academic term of AUD, and shall renew for successive terms of five (5) years each thereafter unless terminated by either party at the end of any applicable academic year upon not less than one hundred eighty (180) days written notice. Anything to the contrary in the preceding sentence notwithstanding, this Agreement may be terminated at any time by either party "for cause" upon ninety (90) days written notice to the other party. "For cause" shall include, among other things, the following events:


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         (a) The failure of either party to perform its material duties and obligations or otherwise observe the conditions of the Agreement after receipt of thirty (30) days written notice of such a failure;

         (b) The mutual agreement of the parties to terminate this Agreement;

         (c) The adjudications of either party, or any of its principals, as bankrupt or insolvent by any lawful authority having power to render such a decision;

         (d) The involuntary cessation of business of AUD;

         (e) The failure to maintain sponsorship in the United Arab Emirates by an approved sponsor;

         (f) The loss of accreditation by SACS with a failure to obtain accreditation by another regional accrediting agency acceptable to both parties within one year from the date of the loss of the original accreditation.

         Upon termination of this Agreement, AEMEC shall render an accounting to MEC, and after payment of all expenses and satisfaction of all liabilities, and the establishment of reasonable reserves therefor, AEMEC shall distribute to MEC any amounts to which it may be entitled, pursuant to this Agreement, subject to set-off for any liability or amounts owed by MEC to AEMEC. Thereafter, neither party shall have rights, duties or obligations hereunder except as otherwise provided in Sections 6, 7, 8, 9 and 10, which provisions, shall survive any termination of the Agreement.

4        Fees and Compensation. In consideration of and in return for the services to be rendered by AEMEC, MEC has paid to AEMEC professional services fee of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), the receipt of which is hereby acknowledged by AEMEC. In consideration of the services to be provided by MEC and AEMEC, respectively, annual Distributable Cash Flow as defined in Exhibit "B" attached hereto shall be distributed sixty-five percent (65%) to MEC and thirty-five percent (35%) to AEMEC pursuant to the Operations
Agreement:

         It is further understood that funds paid to MEC as its 65% of Distributable Cash Flow and any shortfall contributions returned to MEC as provided above will constitute full compensation to MEC for services and contributions rendered by MEC hereunder. MEC shall not be entitled to interest on its capital contributions or funds paid by it pursuant to this Agreement, or to the return of such capital contributions or funds, except as otherwise specifically provided for herein.

5        Trademarks. All trademark, trade names, emblems, logos, designs, service marks and copyrights relating to AUD and the educational services offered in connection therewith, including the name or mark "The American University in Dubai, a branch campus of The American College", shall be vested in AEMEC; and MEC acknowledges the above and shall not acquire any right, title or interest therein, and shall not register or use any mark or name which is the same as or similar to any marks or names which may from time to time be


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adopted or used by AEMEC or its affiliates. This provision shall survive termination of this Agreement.

6        Non-Disclosure Agreement. MEC covenants and agrees for itself and its affiliates, and their respective officers, directors, shareholders, beneficial owners, agents, employees and representatives, that it shall, during the term of this agreement and at all times thereafter, hold any Confidential Information in the strictest confidence, use such Confidential Information only in connection with the operation of the American University in Dubai, and protect such Confidential Information from disclosure, and not duplicate, reproduce, distribute, disclose or otherwise disseminate the same or any portion thereof, except in the proper performance of its duties and responsibilities hereunder, or with the express written consent of AEMEC. MEC acknowledges and agrees that all Confidential Information is confidential to and shall be an remain the sole and exclusive property of AEMEC. Confidential Information includes, without limitation the following:

                  Marketing Plans and Promotional Initiatives (including advertising schedules)

                  Business Plans (including plans for expansion)

                  Recruiting Strategies

                  Institutional Self Study Reports

                  Salaries and Compensation Reports

                  Personnel Policies and Procedures Manual

                  Corporate Minutes

                  Governing Board Minutes

                  Accreditation Reports and all Communications with Accrediting Agencies

                  Accounting and Financial Reports and Records (including budgets)

                  Personnel and Student Files

         As used herein, the term "Confidential Information" means information related to the business of AEMEC which derives economic value, actual or potential from not being generally known to other persons who can obtain economic value from its disclosure or use, the subject of efforts by AEMEC that are reasonable under the circumstances to maintain its secrecy, including without limitation (i) with respect to information which has been reduced to tangible form, marking such information clearly and conspicuously with a legend identifying its confidential or propriety nature; (ii) with respect to any oral presentation or communication, denominating such information as confidential immediately before, during or after such oral presentation or communication;
(iii) otherwise treating such information as confidential.


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         If MEC should breach or threaten to breach any of the provisions to this confidentiality agreement, AEMEC in addition to any other remedies it may have at law or in equity, will be entitled to a restraining order, injunction or other similar order to specifically enforce the provisions of this confidentiality agreement. MEC specifically acknowledges that money damages alone would be inadequate remedy for the injuries and damage which would be suffered and incurred by AEMEC as a result of a breach of any of the provisions of this confidentiality agreement. In the event that AEMEC should seek an injunction hereunder, MEC hereby waives any requirement that AEMEC post a bond or any other security.

7        Covenant Not to Compete. During the term of this Agreement, neither
AEMEC or MEC (or any of the parties constituting AEMEC or MEC, or any of their respective affiliates, and their respective officers, directors, shareholders, beneficial owners, agents, employees and representatives) shall own, operate, manage or consult with any post-secondary school, technical training school, college or other educational facility, in any capacity, whether as a proprietor, partner, joint venturer, employer, agent, consultant, officer, beneficial owner, or investor, directly or indirectly, in the territory presently consisting of Lebanon, Syria, Israel, Jordan, Iraq, Egypt or the United Arab Emirates and the other Arabian Gulf States, except in a relationship between AEMEC and MEC upon terms and conditions as shall be mutually acceptable to the parties. In the event this Agreement is terminated as a result of the default of a party, the defaulting party shall not compete (as described in the foregoing sentence) with the non-defaulting party in territory described herein for a period of five (5) years from termination, unless otherwise agreed to in writing by the parties.

         The covenants on the part of each party contained herein shall be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause of action of either party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the other party of these covenants. It is agreed by the parties hereto that if any portion of these covenants are held to be unreasonable, arbitrary or against public policy, the covenants herein shall be considered divisible both as to time and geographical area and each month of the specified period shall be deemed a separate period of time, and each square mile within the restricted territory described above shall be deemed a geographical area so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto agree that, in the event any court or other properly constituted forum determines the specified time period or the specified geographical area to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against it.

         Is it further agreed by the parties that since it would be difficult to fully compensate each of them for damages in the event of a breach or violation by either of them of the provision of these covenants, the party enforcing the covenant shall be entitled to an injunction restraining the other party from directly or indirectly engaging in business and competition with it and in breach of the covenant not to compete. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available to it or them by law or by this Agreement for breach, violation or threatened breach or violation of the provisions of this paragraph, including by way of illustration and not by way of limitation, the recovery of damages from the party in breach or from any other person, firm, corporation or entity.


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8        Non-exclusive Rights. AEMEC and its affiliates own and operate educational facilities in the USA and the UK and intends to expand its business operations to other parts of the world; and MEC acknowledges the foregoing and that, except as otherwise provided herein, this Agreement does not confer upon MEC any exclusive rights with respect to the ownership and operation of educational facilities in any relationship with AEMEC or its affiliates.

9        Remedies. In the event MEC fails to perform any of its duties and obligations, AEMEC may, at its option, after thirty (30) days written notice to MEC specifying the nature of said default and a method of curing the same acceptable to AEMEC, and the failure of MEC to cure said default, elect to: (i) terminate this agreement upon a date specified by AEMEC within ninety (90) days of such notice, or (ii) rent all facilities constituting AUD and all furnishings, fixtures, equipment, supplies and other personal property owned or used in connection with the business of AUD for a period of not less than two
(2) years at a rate to be determined by the arbitrators based on fair market value, and all funds, cash distributions or other interest of MEC arising under this agreement, upon payment to MEC of its unreturned cash capital contributions (excluding the U.S. $150,000.00 professional services fee and "start-up" expenses paid to AEMEC), together with simple interest on said amount at the rate of nine percent (9%) per annum for the period of time said amount, or any portion thereof, shall have been outstanding, reduced by any amounts distributed to MEC pursuant to Paragraph 4 hereof, and MEC shall execute and deliver such instruments as may be appropriate to effect such transfer and assignment. The foregoing transfer and assignment shall take place upon a date specified by AEMEC within ninety (90) days of such notice and this Agreement shall thereupon terminate. In the event AEMEC fails to perform any of its duties and obligations, MEC may, at its option, after thirty (30) days notice to AEMEC specifying the nature of said default and a method of curing the same acceptable to MEC, and the failure of AEMEC to cure said default, terminate this agreement on a date specified by MEC, within ninety (90) days of such notice. Both parties acknowledge that any liability arising hereunder shall be imposed only upon the contracting parties, and that their respective shareholders, officers, directors and affiliates shall be exculpated from any such liability whether direct, secondary, derivative or vicarious, except that said parties may be subject to injunction or other equitable relief for breach of the covenants contained in paragraphs 5, 6 and 7 hereof. The remedies set forth herein are in addition to and not in lieu of remedies available at law or in equity available to the parties as a result of the breach of this agreement.

10       Restrictions on Assignability.  Neither party shall sell, assign or otherwise transfer any of its interest as specified in this Agreement, without the prior written consent of the other party, except that AEMEC may assign or transfer its interest in AUD in connection with a merger or sale of its capital stock or substantially all of its assets.

11       Law and Arbitration. Any dispute, controversy, difference or claim in relation to the interpretation, application performance, nonperformance, breach of, or any matter relating to this Agreement or arising therefrom, including without limitation, any dispute or question regarding the existence, validity or termination of this Agreement will be settled by arbitration in accordance with UNCITRAL ("United Nations Commission on International Trade Law") Arbitration Rules as presently in force. The appointing authority will be the International Chamber of Commerce (or the Law Court of International Arbitration). The law governing this Agreement will be the commercial laws of the United Kingdom. The


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arbitrators will decide the dispute in accordance with such laws and commercial customs and usage. The place of arbitration will be London, England. the language of arbitration will be English.

12       Annual Review. This Agreement shall be reviewed by the parties from time to time at the request of either party, but not more often than annually, and the parties shall modify this Agreement in writing in such a manner as they shall mutually agree.

13       General Provisions.

         (a) No change, modification or waiver of this Agreement or any term or condition hereunder shall be valid or binding upon the parties hereto unless such change, modification or waiver shall be in writing and signed by the parties hereto.

         (b) Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their legal representatives, transferees, successors and assigns.

         (c) This Agreement and the Financial Operations Agreement incorporated herein by reference are intended by the parties hereto to be the final expression of their agreement and are the complete and exclusive statement of the terms hereof, notwithstanding any representation or statement to the contrary heretofore made.

14       Notices. Any Notice or any other communication required by this
Agreement (i) will be in writing; (ii) will be addressed to the parties as indicated below unless notified in writing of a change in address, and (iii) will deemed to be duly given if sent by registered mail with acknowledgement receipt requested, by air courier service, or by telecopy. Notices delivered by mail shall be effective five (5) days after depositing the same in an official post office. Notices delivered other than by mail shall be effective when received as evidenced by proper confirmation of receipt. The address of the parties are as follows:

                  American European Middle East Corporation, LLC
                  521 Village Trace, International House 10
                  Marietta, Georgia 30067
                  Telefax # (404) 956-1531
                  Attn: Mr Thomas J Barnette

                  Middle East Colleges, Ltd
                  PO Box 28282
                  Dubai
                  United Arab Emirates
                  Telefax # 971 4 338899
                  Attn: Mr. Elias Bou-Saab


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IN WITNESS WHEREOF, each of the parties have duly executed and delivered this
Memorandum pursuant to proper authority the day and year first above written.

         AMERICAN EUROPEAN MIDDLE EAST
         CORPORATION, LLC

         By:  /s/ Mark Barnette            (SEAL)
            -------------------------------
                  Mark Barnette
         Its:     President



         MIDDLE EAST COLLEGES, LTD

         By:  /s/ Elias Bou Saab           (SEAL)
            -------------------------------
                  Elias Bou Saab
         Its:     Director




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